WMR ASSOCIATES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
Nine Months Ended September 30, 2005 and
Year Ended December 31, 2004

WMR ASSOCIATES, INC. AND SUBSIDIARY

Report of Independent Accountants

Board of Directors and Shareholder
WMR Associates, Inc.
Port Jefferson, New York

We have audited the accompanying consolidated balance sheets of WMR Associates, Inc. and Subsidiary (the “Company”) as of September 30, 2005 and December 31, 2004 and the related consolidated statements of income and retained earnings and cash flows for the nine months ended September 30, 2005 and the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WMR Associates, Inc. and Subsidiary as of September 30, 2005 and December 31, 2004 and the results of their operations and their cash flows for the nine months ended September 30, 2005 and year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s Margolin Winer & Evens, LLP
Garden City, New York

December 15, 2005

WMR ASSOCIATES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2005	December 31, 2004
Current Assets:
Cash	$84,986	$13,691
Accounts receivable (net of allowance for doubtful
accounts of $13,000 and $16,000, respectively)	176,370	220,414
Advances to shareholder	21,644	—

Total Current Assets	283,000	234,105

Property and Equipment (net of accumulated
depreciation and amortization)	785,295	784,499

Intangible Assets (net of accumulated amortization
of $49,596 and $48,163)	2,841	4,274
Goodwill (net of accumulated amortization of $31,206)	101,794	101,794
Total Assets	$1,172,930	$1,124,672

LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$60,702	$38,073
Loan payable - shareholder	—	3,356
Deferred revenue	46,083	47,502

Total Current Liabilities	106,785	88,931

Minority Interest	6,457	6,265
	113,242	95,196
Commitments and Contingencies	—	—

Shareholder's Equity:
Common stock, $50 par value - 100 shares authorized, issued and outstanding	5,000	5,000
Retained earnings	1,054,688	1,024,476

Total Shareholder's Equity	1,059,688	1,029,476
Total Liabilities and Shareholder’s Equity	$1,172,930	$1,124,672

The accompanying notes are an integral part of these statements.

WMR ASSOCIATES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Nine Months Ended September 30, 2005	Year ended December 31, 2004

Revenues:
Services	$1,528,312	$2,035,621
Rental income	35,036	77,430
	1,563,348	2,113,051
Costs and Expenses (Income):
Costs related to services	755,429	971,801
Selling, general and administrative expenses	447,005	638,982
Other income	(262)	(5,623)

Income before Minority Interest	$361,176	$507,891

Minority Interest	192	1,422

Net Income	360,984	506,469

Retained Earnings - beginning of period	1,024,476	1,120,130

Distributions	(330,772)	(602,123)

Retained Earnings - end of period	$1,054,688	$1,024,476

The accompanying notes are an integral part of these statements.

WMR ASSOCIATES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Cash Flows From Operating Activities:

Net income	$360,984	$506,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,583	46,249
Minority interest in earnings	192	1,422
Decrease (increase) in operating assets:
Accounts receivable	44,044	31,399
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	22,629	9,266
Deferred revenue	(1,419)	(3,416)

Net Cash Provided by Operating Activities	452,013	591,389

Cash Flows From Investing Activities:
Additions to property and equipment	(24,946)	(2,179)
Advances to shareholder	(21,644)	—

Net Cash (Used In) Investing Activities	(46,590)	(2,179)

Cash Flows From Financing Activities:
Payment of loan payable - shareholder	(3,356)	(35,000)
Distribution to shareholder	(330,772)	(602,123)

Net Cash (Used in) Financing Activities	(334,128)	(637,123)

Net Increase (Decrease) in Cash	71,295	(47,913)

Cash, Beginning of Period	13,691	61,604

Cash, End of Period	$84,986	$13,691

The accompanying notes are an integral part of these statements.

WMR ASSOCIATES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business - WMR Associates, Inc., also doing business as North Shore Answering Service, provides customers with telephone answering services, including telemessaging, dispatching and voice mail services. These customers, which are primarily located Long Island, New York, are made up of both physician based and commercial accounts.

Consolidation Policy - The accompanying consolidated financial statements include the accounts of WMR Associates, Inc., a "Subchapter S" corporation and its 99% owned subsidiary, North Shore Professional Building, a partnership (together, the “Company”). All material inter-company balances and transactions have been eliminated in consolidation.

Property and Equipment - Property and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives, ranging from five to thirty nine years

In accordance Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews its fixed assets and intangible assets with finite lives for impairment when there are indications that the carrying amounts of these assets may not be recoverable. No impairment losses were recorded during the period ended September 30, 2005 or year ended December 31, 2004.

Goodwill and Other Intangible Assets - Goodwill represents the cost in excess of the fair value of the tangible and identifiable intangible net assets of businesses acquired. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill and indefinite life intangible assets are no longer amortized, but are subject to annual impairment tests. The Company completed the annual impairment test during the fourth quarter of 2004 and no impairment was determined. Future annual impairment tests will be performed in the fourth quarter.

Other intangible assets with finite lives will continue to be amortized on a straight-line basis over the periods of expected benefit. The Company's other intangible assets include: (a) noncompete agreement which is being amortized over its contractual life of 5 years and (b) customer lists which are being amortized over 5 years.

Accounts Receivable - Trade accounts receivable are reported in the balance sheet at their outstanding principal balance net of an estimated allowance for doubtful accounts.

Sale terms usually provide for payment within 30 days of invoice date. An allowance for doubtful accounts is provided based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are charged against the allowance (written-off) when substantially all collection efforts cease. Recoveries of accounts receivable previously charged off are recorded when received. Bad debt expense for the nine months ended September 30, 2005 and year ended December 31, 2004 was insignificant. The Company’s sales arrangements generally do not provide for interest on past due accounts.

Revenue Recognition - Revenue are recognized as services are provided. Billings rendered in advance of services are recorded deferred revenue and recognized as the services are provided.

Advertising Expense - The Company expenses advertising costs as incurred. Advertising costs for the nine months ended September 30, 2005 and year ended December 31, 2004 were approximately $40,000 and $60,000, respectively.

Income Taxes - The Company operates as a “Subchapter S” corporation under the Internal Revenue Code. As such, no provision or credit for federal income taxes is recognized in the accompanying financial statements because the Company’s operating results are included in the federal income tax return of its stockholder. State income taxes are not significant.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2.	Property and Equipment

Property and Equipment consist of the following:

	September 30, 2005	December 31, 2004
Land	$163,250	$163,250
Building	801,642	801,642
Machinery and equipment	788,694	763,748
Furniture and fixtures	96,155	96,155
Building improvements	84,000	84,000
	1,933,741	1,908,795
Less accumulated depreciation	(1,148,446)	(1,124,296)
	$785,295	$784,499

Depreciation expense for the nine months ended September 30, 2005 and year ended December 31, 2004 was $24,150 and $39,434, respectively.

3.	Intangible Assets and Goodwill

Intangible assets and goodwill consist of the following:

	September 30, 2005		December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Noncompete Agreement	$15,000	$15,000	$15,000	$15,000
Customer Lists	37,437	34,596	37,437	33,163
Goodwill	133,000	31,206	133,000	31,206
Total	$185,437	$80,802	$185,437	$79,369

Amortization expense for the nine months ended September 30, 2005 and year ended December 31, 2004 was $1,433 and $6,815, respectively.

4.	Advances to Shareholder

During the nine months ended September 30, 2005 the Company made non interest bearing advances to its shareholder. These advances are due on demand.

5.	Employee Savings Plan

The Company sponsors a “simple”savings plan that is available to all eligible employees. Participants may elect to defer a portion of their compensation, subject to an annual limitation provided by the Plan. The Plan provides for a 100% matching contribution up to a maximum of 3% of each employee’s deferral. The Company contributed $6,439 and $8,408 for the nine months ended September 30, 2005 and year ended December 31, 2004, respectively.

6.	Subsequent Event

On October 3, 2005, the Company sold the operations and substantially all of the assets of WMR Associates, Inc. for approximately $2.7 million. Of the total purchase price, 80% was paid at closing and the remaining 20% will be paid on the first year anniversary of the agreement.